Exhibit 99.1

NAREIT Update November 2015

Starwood waypoint residential trust Colony americanhomes colony starwood homes

Forward-Looking Statements

This presentation may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Starwood Waypoint Residential Trust (“SWAY”) and Colony American Homes (“CAH”) operate and beliefs of and assumptions made by SWAY management and CAH management, involve uncertainties that could significantly affect the financial results of SWAY or CAH or the combined company (“Colony Starwood Homes” or the “Combined Company”). Words such as

“may,” “will,” “should,” “might,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “potential,” “continue,” “predicts,” variations of such words, the negative of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving SWAY and CAH, including future financial and operating results (such as core funds from operations, “Core FFO”), and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to expected synergies, improved liquidity and balance sheet strength — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, regional and local economic climates, (ii) changes in financial markets and interest rates, or to the business or financial condition of either company or business, (iii) changes in market demand for rental single family homes and competitive pricing, (iv) risks associated with acquisitions, including the integration of the combined companies’ businesses, (v) maintenance of real estate investment trust (“REIT”) status, (vi) availability of financing and capital, (vii) risks associated with achieving expected revenue synergies or cost savings, (viii) risks associated with the companies’ ability to consummate the merger on the terms described or at all and the timing of the closing of the merger, and (ix) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by SWAY from time to time, including those discussed under the heading “Risk Factors” in its Definitive Proxy Statement filed on November 13, 2015 and its most recently filed reports on Forms 10-K and 10-Q. There can be no assurance that the proposed combination will in fact be consummated. Neither SWAY, CAH nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of this communication, and both SWAY and CAH anticipate that subsequent events and developments will cause their views to change. However, neither SWAY nor CAH undertakes any duty to update any forward-looking statements appearing in this presentation, nor to confirm SWAY or CAH’s prior statements to actual results or revised expectations, and neither SWAY nor CAH intend to do so.

2

# Transaction Overview

## Creating a premier single-family rental ("SFR") REIT of 30,000+ homes with substantial scale and strategic market density

| | |
|---|---|
| **Merger Structure & Consideration** | • 100% stock-for-stock transaction / fixed exchange ratio<br>• SWAY to internalize existing external REIT manager in conjunction with merger |
| **Pro Forma Ownership** | • Total pro forma ownership of 41% for existing SWAY shareholders and the former owner of the SWAY manager<br>• Transaction based on estimated net asset value ("NAV") (1) in this NAV-to-NAV merger |
| **Valuation** | • Expected pro forma aggregate asset value of $7.7Bn and NAV of $3.5Bn (1)<br>• Expected to be accretive to SWAY Core FFO per share (1) |
| **Management & Board** | • Fred Tuomi will be CEO, Charles Young will be COO, and Arik Prawer will be CFO<br>• Barry Sternlicht and Thomas J. Barrack, Jr. will be the Co-Chairmen of majority-independent Board |
| **Expected Synergies** | • Significant expected identified synergies of $40 - $50MM on a normalized annual basis (1) |
| **Expected Closing** | • 1Q 2016, subject to customary closing conditions, including SWAY shareholder approvals |
| **Name** | • Combined Company will be named Colony Starwood Homes with ticker symbol "SFR" |
| **Status Update** | • Final Proxy Statement filed on November 13, 2015 |
| **Expected Dividend** | • Intend to increase dividend to $0.88 / share annualized post-closing and expect to maintain the current SWAY quarterly dividend ($0.76 / share annualized) through closing (2) |

1 See appendix for detailed calculation methodology; portfolio metrics as of September 30, 2015

2 This information is intended for illustrative purposes only and is based on management's expectations under current market conditions. No assurance can be given that management's expectations will prove to be accurate, and you should not place undue reliance on this information. The actual operating performance of the Combined Company's portfolio and the Combined Company's overall financial performance will be subject to a variety of risks and uncertainties, and actual results may vary materially. The Combined Company expects to continue paying the dividend on a quarterly basis after closing. All dividends subject to the determination, in its sole discretion, of the Combined Company's Board

STARWOOD WAYPOINT RESIDENTIAL TRUST

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ColonyAmericanHomes

# Strategic Rationale

## Transformative and synergistic combination for operational efficiency and outsized growth

| | |
|---|---|
| **Leading Platform and Management Team** | • SFR sector's premier operationally focused management team led by CEO Fred Tuomi<br>• Majority-independent Board led by Co-Chairmen Barry Sternlicht and Thomas J. Barrack, Jr. |
| **Scale and Density to Optimize Operations** | • Combined platform spans 30,000+ homes<br>• Market density strategy to drive margin expansion with an average of 2,700+ homes in top 10 markets [1] |
| **Concentration in High Growth Markets** | • Concentrated in 10 markets [1] with strong fundamentals driving occupancy, retention and rent growth<br>• Unique footprint reflecting early acquisitions in strong home price appreciation ("HPA") markets |
| **Substantial Identified Synergies** | • Anticipated G&A consolidation, regional property-level efficiencies, and elimination of management fee<br>• Economies of scale in services and procurement |
| **Improved Balance Sheet and Liquidity** | • Cash and undrawn credit facilities of ~$900MM [1] provide significant dry powder and stability<br>• Liquidity, portfolio optimization and NPL strategy fund growth without need for outside equity |
| **Competitive Position to Generate Attractive ROE** | • Size and scale to be the foremost aggregator of the SFR sector<br>• Operational and cost of capital advantages position company to drive attractive return on equity |

1 See appendix for detailed calculation methodology; portfolio metrics as of September 30, 2015

STARWOOD WAYPOINT RESIDENTIAL TRUST
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ColonyAmericanHomes

Industry-Leading Management Team

Barry Sternlicht and Thomas J. Barrack, Jr. will be Co-Chairmen of the Combined Board

Barry Sternlicht – Co-Chairman

•	CEO and Chairman of Starwood Capital Group, the private investment firm he formed in 1991
•	Starwood Capital has raised $31Bn+ of equity capital over 24 years and has $44Bn of AUM

Thomas J. Barrack, Jr. – Co-Chairman

•	Executive Chairman of Colony Capital, the investment firm he founded in 1991
•	Colony Capital has $19Bn of AUM and has invested $63Bn since inception

Fred Tuomi – CEO

•	President and COO of Colony American Homes, which he joined in July 2013
•	Formerly EVP and President – Property Management for Equity Residential (NYSE: EQR)

Charles Young – COO

•	Current COO of SWAY, which he joined in May of 2012
•	Former EVP at Mesa Development and worked for Goldman Sachs Real Estate Principal Investment Area

Arik Prawer – CFO

•	Current CFO of Colony American Homes, which he joined at inception in 2012
•	Formerly led Credit Suisse West Coast Real Estate investment banking practice
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Colony Starwood Homes Board of Trustees (1)

Deep Board of Trustees with tremendous leadership experience and track record of strong fiduciary responsibility across public and and private companies

Robert Best – Independent Trustee Jeffrey Kelter – Independent Trustee

•	Founder, Chairman, and CEO of Westar Associates, a private Senior partner of KTR Capital Partners, a private equity firm real estate development company investing in real estate
•	Current board member of Colony American Homes Current board member of Starwood Waypoint Residential

Thomas Bowers –Trustee Thomas Knapp – Independent Trustee

•	Managing Director and Head of Corporate Strategy and Founder and President of Club Sportswear, a beach apparel

Development at Starwood Capital Group company based in California

•	Serves on Starwood’s Executive and Investment Committees Current board member of Colony American Homes

Richard Bronson – Independent Trustee Richard Saltzman – Trustee

•	CEO of The Bronson Companies, a real estate development CEO and President of Colony Capital company based in California Formerly Vice Chairman of Merrill Lynch investment banking
•	Current board member of Starwood Waypoint Residential Vice Chairman – Colony American Homes Board of Directors

Justin Chang – Trustee John Steffens – Independent Trustee

•	Current CEO of Colony American Homes Founder of Spring Mountain Capital, a private investment
•	Formerly a Partner at TPG Capital from 1993 to 2009 management company
•	Current board member of Colony American Homes Current board member of Colony American Homes

Michael Fascitelli – Independent Trustee J. Ronald Terwilliger – Independent Trustee

•	Current managing member of MDF Capital, an investment firm Chairman Emeritus of the Board of Trammell Crow Residential
•	Formerly CEO of Vornado Realty Trust (NYSE: VNO) Company
•	Current board member of Starwood Waypoint Residential Current board member of Colony American Homes
1	Barry Sternlicht and Thomas J. Barrack, Jr., Co-Chairmen of the Combined Board, are highlighted on the previous page
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Combination of SFR Industry Leaders

Combining two SFR pioneers to create a portfolio of 30,000+ homes

(1)
(1)

SFR Homes 12,734 SFR Homes 17,763 Portfolio NPLs (2) 2,969 Portfolio NPLs – Average Monthly Rent per Home $1,499 Average Monthly Rent per Home $1,486 Total Portfolio Occupancy (3) 88.3% Total Portfolio Occupancy (3) 94.1% Stabilized Occupancy (3) 93.2% Stabilized Occupancy (3) 95.0% Renewal Rent Growth (3) 3.1% Renewal Rent Growth (3) 5.1% Replacement Rent Growth (3) 3.9% Replacement Rent Growth (3) 5.6% Blended Rent Growth (3) 3.1% Blended Rent Growth (3) 5.3% Retention (3) 76.1% Retention (3) 75.8%

(1)

SFR Homes 30,497 Portfolio NPLs (2) 2,969 Average Monthly Rent per Home $1,491 Total Portfolio Occupancy (3) 91.7% Stabilized Occupancy (3) 94.3% Renewal Rent Growth (3) 4.4% Replacement Rent Growth (3) 5.1% Blended Rent Growth (3) 4.7% Retention (3) 75.9% Estimated Overall Synergies (3) $40 – 50MM

1 As of September 30, 2015. Home count and all metrics exclude 958 homes in CAH Fannie Mae (“FNMA”) joint venture. Home count and all metrics exclude 1,421 SWAY homes and 180 CAH homes not intended to be held for the long term as of September 30, 2015. Home count based on number of rental units, not number of properties

2	Excludes 63 first and second liens secured by parcels of land and 3 unsecured liens
3	See appendix for detailed calculation methodology; portfolio metrics as of September 30, 2015
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Complementary Footprint in High-Growth Markets

89% of 30,000+ home portfolio in top 10 markets driving operational efficiencies (1)

Nevada Colorado Illinois

1,724 Homes 1,909 Homes 770 Homes

North Carolina

741 Homes

California Tennessee

3,615 Homes 155 Homes

Arizona

Georgia SWAY Footprint Texas

1,445 Homes

CAH Footprint 5,716 Homes

4,955 Homes

Footprint Overlap Florida

Top 10 Market (2) Strategic market density: Average of

2,700+ homes per top 10 market 9,361 Homes

1	Map excludes 106 properties in DE / PA and homes held in CAH FNMA JV
2	See appendix for detailed calculation methodology; portfolio metrics as of September 30, 2015
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# Colony Starwood Homes Top 10 Markets Portfolio Overview (1)

| Markets | Stabilized Homes (2) | Number of Homes (3) (4) | Stabilized Occupancy (5) | Total Portfolio Occupancy | Average Investment per Home (6) | Aggregate Investment ($MM) | Average Home Size (SF) | Average Monthly Rent Per Leased Home (7) |
|---|---|---|---|---|---|---|---|---|
| Atlanta | 5,657 | 5,711 | 93.6% | 92.9% | $137,746 | $787 | 1,998 | $1,231 |
| Miami | 3,230 | 3,451 | 94.4% | 88.6% | $203,032 | 701 | 1,711 | $1,770 |
| Tampa | 2,925 | 3,009 | 93.9% | 91.4% | $173,200 | 521 | 1,739 | $1,475 |
| Houston | 2,737 | 2,790 | 92.4% | 91.0% | $139,782 | 390 | 1,934 | $1,462 |
| Southern California | 2,811 | 2,833 | 94.7% | 94.0% | $295,485 | 837 | 1,711 | $1,920 |
| Orlando | 2,159 | 2,236 | 95.3% | 92.2% | $160,262 | 358 | 1,752 | $1,331 |
| Dallas | 2,071 | 2,157 | 94.8% | 91.1% | $164,264 | 354 | 2,083 | $1,563 |
| Denver | 1,770 | 1,909 | 95.0% | 88.3% | $210,346 | 402 | 1,732 | $1,631 |
| Las Vegas | 1,721 | 1,724 | 95.6% | 95.5% | $203,283 | 350 | 2,045 | $1,364 |
| Phoenix | 1,368 | 1,368 | 94.4% | 94.4% | $146,752 | 201 | 1,707 | $1,096 |
| **Top 10 Markets Total** | **26,449** | **27,188** | **94.2%** | **91.8%** | **$180,264** | **4,901** | **1,853** | **$1,484** |
| Other Markets | 3,152 | 3,309 | 94.9% | 90.5% | $185,069 | 612 | 1,783 | $1,535 |
| **Overall Portfolio Total** | **29,601** | **30,497** | **94.3%** | **91.7%** | **$180,786** | **$5,513** | **1,845** | **$1,491** |

1 Pro forma as of September 30, 2015
2 Stabilized home portfolio is defined to include homes from the first day of initial occupancy or subsequent occupancy after a renovation. Homes are considered stabilized even after subsequent resident turnover. However, homes may be removed from the stabilized home portfolio and placed in the non-stabilized home portfolio due to renovation during the home life cycle
3 Excludes 1,601 homes that are not intended to be held for the long-term
4 Homes are measured by the number of rental units. This takes into account investments in multi-unit properties and, Management believes, provides a more meaningful measure to investors
5 Occupied homes as of September 30, 2015 divided by homes that are currently occupied
6 Includes acquisition costs and actual and estimated upfront renovation costs. Actual renovation costs may exceed estimated renovation costs, and the Combined Company may acquire homes in the future with different characteristics that result in higher renovation costs. As of September 30, 2015, the average actual renovation costs per renovated home were approximately $26,000
7 Represents average monthly contractual cash rent. Average monthly cash rent is presented before rent concessions and incentives. To date, rent concessions and incentives have been utilized on a limited basis and have not had a significant impact on the Combined Company home portfolio's average monthly rent

STARWOOD WAYPOINT RESIDENTIAL TRUST
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ColonyAmericanHomes

Substantial Market-Level Overlap

Tremendous market overlap between companies results in increased portfolio density that drives increased operational efficiency and improved property margins

Market Case Study: SWAY / CAH Atlanta Footprint

= SWAY Standalone

= CAH Standalone

# Cost Impact of Market Density

**Headcount efficiencies drive approximately 85% of $300 - $500 of annual property-level savings per home, reflecting 200 - 250+ bps of operating margin expansion**

## Illustrative Headcount Efficiency [1]



# of Homes per Top Ten Market
1.1K homes
1.6K homes
2.7K homes
SWAY
CAH
Combined Company (3)

| | SWAY | CAH | Combined Company [3] |
|---|---|---|---|
| **Number of Homes per Property-Level Employee [2]** | ~50 | ~65 | ~75 |
| **Number of Homes Per Regional Office** | ~740 | ~1,040 | ~1,170 |

## Sources of Cost Efficiency

- Property Management
- Leasing
- Construction Management
- Service & Maintenance

STARWOOD WAYPOINT RESIDENTIAL TRUST

1 Home count includes 3,556 SWAY homes from Legacy Funds and 958 CAH homes from FNMA JV
2 Field and regional-level employees
3 Pro forma for implementation of Combined Company integration plan

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ColonyAmericanHomes

Revenue Impact of Colony Starwood Homes Strategy

•	1 Institutional approach to the SFR sector mirrors multifamily strategy 2 Target markets reflect attractive supply / demand fundamentals 3 Premium resident base can absorb rental increases
•	4 Technology facilitates sophisticated pricing model driving revenue optimization

Colony Starwood Homes Driving Stronger Rent Growth

3Q 2015 Renewal Rent Growth CAH 3Q 2015

5.1% Standalone

3.6% 4.4% 3.1%

(1)

Standalone SWAY SFR Peer Average Colony Starwood Homes

CAH 3Q 2015 Renewal Rent Growth by Top Markets

(%)

8.7

5.5 5.8 5.8 5.8 5.1 5.1 5.2 5.3 5.3 4.4 4.5 3.7 4.0

Dallas Las Vegas Southern South FL CAH Atlanta Tampa Raleigh Charlotte Orlando Phoenix Houston Northern Denver CA CA

1	As of September 30, 2015; SFR Peers reflects average of AMH, ARPI, and SBY, based on company filings

Transaction Synergies

Colony Starwood Homes expected to unlock significant value through synergies

•	On a run-rate basis, anticipate realization of ~$10 – 15MM of annual property-level cost savings Property Level ? ~85% of savings from property-level headcount efficiencies

? Remainder of savings from insurance costs, occupancy costs and subscription services

•	Expect to capture ~$13 – 18MM of annual G&A cost savings

? ~60% from corporate-level headcount efficiencies

G&A and

Internalization ? ~40% from occupancy costs, ongoing professional services and other corporate operations

•	Additional expected ~$17MM of savings from elimination of management fees following the internalization (1)

Expected • Expect ~80% run-rate by year-end 2016 Timing • 100% expected by year-end 2017

1	Manager internalization is expected to occur immediately prior to the closing of the merger

Stronger Balance Sheet and Liquidity

Combined balance sheet with attractive in-place, low-cost debt financing and multiple sources of liquidity

Leverage Ratio (1) Weighted Average Interest Rate

Net Debt as a % of Enterprise Value at FMV 3Q 2015

58.1%

3.0%

52.3% 2.6% 2.2% 47.9%

SWAY CAH Combined Company SWAY CAH Combined Company

•	Overall leverage ratio is anticipated to be reduced as a result of this transaction
•	The Combined Company has $3.8Bn of net debt, with ~$244MM of cash and ample liquidity available on the credit facilities (2)
•	SWAY and CAH combined have executed four attractively priced SFR securitizations to date for a total of ~$2.2Bn in proceeds
1	See appendix for detailed calculation methodology; portfolio metrics as of September 30, 2015

2 Represents combined balance sheet as of September 30, 2015; excludes restricted cash and is subject to change based on final accounting policies

Enhanced Competitive Position to Generate Attractive ROE

Attractive SFR investments plus immediate access to multiple sources of liquidity drives low cost of capital to fuel attractive ROE

•	Uniquely compelling risk-reward profile in the real estate landscape
•	Highly liquid underlying assets
•	Market transparency providing valuation information
•	Attractive low-cost debt financing
•	Positioned to be the aggregator of choice of the highly fragmented SFR sector

Illustrative ROE (1)

12-15%

9-11% 9-11%

Less: G&A, Plus: Less: Opex & 5-7% Add: Assumed Home (2) Benefit of Targeted Recurring Capex Price Appreciation Leverage of ~50% LTV

Gross Yield Net Yield (Unlevered) Unlevered Total Return Targeted Leveraged…

1 This information is intended for illustrative purposes only and is based on management’s expectations under current market conditions. Data is illustrative based on current asset yields, approximately 50% loan-to-value and debt costs of 3-4%. This information does not represent the operating performance of the Combined Company’s portfolio, any individual home within its portfolio or its common shares. No assurance can be given that management’s expectations will prove to be accurate, and you should not place undue reliance on this information. The actual operating performance of the Combined Company’s portfolio or any individual home within the portfolio will be subject to a variety of risks and uncertainties, and actual results may vary materially

2 Based on a range of current and projected home price appreciation. Projections based on an average from JBREC and Corelogic, for the average annual home price appreciation in the United States for 2015 to 2018. No assurance can be given that JBREC and/or Corelogic’s projections will prove to be accurate, that JBREC and/or Corelogic will have similar projections for periods after 2018 or that home price appreciation, if any, will occur at the same rates in the markets where we own homes. You should not place undue reliance on this information. Actual results may vary materially

# Dimensioning Colony Starwood Homes

## Compelling economic model from unique platform, strategy and implementation of multifamily operating strategies

| Illustrative Cash Flow Profile | | Build-Up to Illustrative FFO [1] |
|---|---|---|
| **SFR Revenue** | $5.4Bn SFR Cost Basis (x) ~10% Gross Yield | ~$530MM [2] |
| **NOI** | (x) 62% to 63% Core NOI Margin [3]<br>(+) ~$10MM – $15MM of expected property-level synergies | ~$340MM |
| **G&A** | (-) Pro Forma 6/30 Annualized G&A: $52MM [4]<br>(+) ~$13 – 18MM of expected corporate-level synergies | ~$40MM |
| **Interest Expense** | (-) $4.1Bn 2Q 2015 Debt [5] (x)<br>~3.0% Weighted Average Interest Rate | ~$120MM |
| **Estimated 2016 Core FFO** | Core SFR Business Only: Pro Forma for Jan. 1, 2016 Closing & Excluding NPL Portfolio Income | **~$170 – $180MM**[6]<br>**~$1.55 – $1.65 per share**[6][7] |
| **Estimated T+18-24 Month Run-Rate Core FFO per Share** | Represents Annualized T+18-24 Month Run-Rate Core FFO Incorporating 100% Synergies [8] | **~$1.80 – $2.00 per share**[6][7][9] |
| **NPL Portfolio** | NPL portfolio sales expected to provide substantial capacity for accretive acquisitions going forward | ~$200MM+ of net NPL sale proceeds expected in 2016-2017 |

1 This information is intended for illustrative purposes only and is based on management's expectations under current market conditions. No assurance can be given that management's expectations will prove to be accurate, and you should not place undue reliance on this information. The actual operating performance of the Combined Company's portfolio and the Combined Company's overall financial performance will be subject to a variety of risks and uncertainties, and actual results may vary materially. Assumes transaction close on January 1, 2016
2 Includes impact of vacancy, bad debt expense, and revenue growth
3 As defined in SWAY 2Q 2015 Supplement and based on 2Q 2015 for Combined Company
4 Six months ended 6/30/2015 pro forma combined G&A annualized. Adjusts for impact of CAH reorganization and internalization of the manager, including impact of $10.8MM annualized cost recovery revenue received from third party legacy funds managed by SWAY Management, LLC
5 6/30 combined debt balance pro forma for subsequent one-time dividends
6 Excludes one-time merger related expenses and excludes non-cash interest expense related to deferred financing fees and expenses
7 Per share figures based on approximately 110MM shares and OP units outstanding
8 100% synergies assumes the high end of the estimated synergies range
9 Represents illustrative Core FFO / share including 100% of expected synergies and the impact of rent growth

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ColonyAmericanHomes

Redefining an Asset Class

The premier SFR REIT with a 30,000+ home portfolio, strategically located in

1	attractive high growth SFR markets
2	Strategy of market density within target markets to drive operational efficiency

Industry-leading management team poised to capture synergies and drive

3	operational improvements while providing superior reporting and transparency

Opportunity to optimize market?level expense structure and grow margins due

4	to enhanced scale

Balance sheet with access to multiple sources of capital, including internal

5	equity from non-strategic market sales and NPL portfolio

Strong corporate governance with sponsorship by two leading real estate

6	investment firms

Appendix

Aggregate Asset Value. Total estimated asset value including both estimated SFR value, estimated NPL value and estimated CAH FNMA JV value, plus all other tangible assets at book value and cash as of September 30, 2015.

Estimated Fair Value of Assets. Estimated fair value of assets is both estimated SFR value and estimated NPL value; refer to the definition below.

Estimated NAV. We define estimated net asset value (“Estimated NAV”) as the estimated value of all assets net of liabilities at current fair market values, and Estimated NAV is not meant to represent the liquidation value of our assets. To calculate the Estimated NAV, the historical net investments in real estate, NPLs at carrying value, carrying value of the CAH FNMA JV, and intangible deferred financing fees are deducted from total shareholders’ equity and the Estimated SFR Value, NPL Value, and estimated fair value of the CAH FNMA JV are added. Total Estimated SFR Value is calculated using the sum of CAH and

SWAY Estimated SFR Values. The Estimated SFR Value of SWAY assets is based on data as of September 30, 2015. The Estimated SFR Value of CAH assets is based on data as of June 30, 2015 plus net investments in real estate made from June 30, 2015 through September 30, 2015 valued at cost, inclusive of renovation costs and net of dispositions. Estimated Enterprise value at FMV reflects Estimated NAV plus total debt including convertible notes minus cash as of September 30, 2015.

The fair value of investments in real estate is determined using a progressive method that incorporates three value sources: automated valuation model values (“AVMs”), BPOs and internal desktop evaluations. AVM values, which are value estimates provided by service providers based on their proprietary mathematical modeling platforms that utilize historical sales and public records data of comparable homes and are adjusted based on characteristics specific to the relevant home being valued, are ordered for each home. The AVM value provided by a third-party AVM service provider is prepared as if such home is at an “after repair” condition. Because not all of our homes are in “after repair” condition, to arrive at our fair market value for a home, we: (1) for non-stabilized homes, deduct the average remaining estimated capital expense per non- stabilized home from the “after repair” AVM value prepared by a third-party AVM service provider, with the average remaining estimated capital expenses determined by subtracting the actual average capital expenditures per home incurred as of that quarter-end date from the average underwritten initial renovation budget per home; and (2) for stabilized homes, deduct the average costs of preparing a stabilized home for sale from the “after repair” AVM value prepared the third-party AVM service provider, with the average costs of preparing a stabilized home for sale determined based on the average of the cost components associated with preparing a home for sale for all homes sold during the quarter. The AVMs we receive are accompanied with a confidence index which provides a measure for the perceived reliability of the AVM value. The AVM confidence index is prepared by a third-party AVM service provider and includes a confidence score, which is a statistically based measurement of how similar or dissimilar the results of the third-party AVM service provider’s multiple proprietary valuation models are to each other. We accept AVMs with confidence scores that equate to a statistical error margin of approximately 5% or less. Historically, greater than 90% of the AVMs provided to the Company have had confidence scores that equate to a statistical error margin of approximately 5% or less. When a home’s AVM confidence index falls below our acceptable score, we will order a BPO, which is a value estimate provided by a local broker based on comparable sales data and adjusted based on characteristics specific to the relevant home being valued. If for some reason a current BPO is not available, an internal evaluation is performed by a licensed appraiser using the market approach as defined by the Appraisal Institute to estimate the fair value. The estimated fair value of the CAH FNMA JV is determined using the net present value of the projected cash flows of the joint venture.

The fair value of investments in NPLs is determined using the net present values of the BPOs of the underlying homes discounted at the then current market discount rate. The net present values of the BPOs of the underlying homes are determined using estimates of the length of time to foreclose or convert the relevant homes, with such estimates made on a state-by-state basis pursuant to market data received from service providers as adjusted from time to time based on our experience. The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures. However, they are provided for informational purposes to be used by investors in assessing the value of the assets.

The use of AVMs in preparing the estimated NAV is subject to certain inherent limitations, including potentially imperfect and/or incomplete information regarding the properties being valued and comparable properties used in the AVM model. SFR and NPL values used in the calculation of estimated NAV are not subject to audit procedures by our independent auditors.

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity.

Further, not all real estate investment trusts (“REITs”) compute the same non?GAAP measure; therefore, there can be no assurance that our basis for computing this non?GAAP measure is comparable with that of other REITs.

Core FFO Accretion. Based on 2015 SWAY Core FFO guidance, adjusting for impact of merger and assuming run-rate impact of synergies for Combined Company.

Liquidity. The Combined Company has a combined cash balance of ~$244MM and a combined undrawn SFR credit facility amount of ~$671MM as of September 30, 2015. The Combined Company expects to maintain a significant amount of liquidity going forward to fund its strategy. However, the undrawn SFR credit facility capacity of the Combined Company after closing may be less than the sum of the SWAY and CAH September 30, 2015, undrawn SFR credit facility amounts.

Occupancy. Total Portfolio Occupancy represents number of homes occupied as of the last day of the period ending September 30, 2015, divided by total SFR portfolio homes minus homes not intended to be held for the long term. Total Stabilized Occupancy represents occupied homes as of the last day of the period ended September 30, 2015, divided by homes that are currently occupied or have been occupied in prior periods. In addition, as reported in SWAY’s Quarterly Report on Form 10-Q filed on November 5, 2015, SWAY’s homes were 90.7% leased as of September 30, 2015, representing number of homes that had a signed lease as of the last day of the period, not occupancy.

Rent Growth. All figures represent rent growth for the three month period ended September 30, 2015. SWAY renewal rent growth includes rent growth from renewals and escalation clauses on multi-year leases. Retention. Resident Retention for the quarter ended September 30, 2015, excludes 1,601 homes that were not intended to be held for the long term.

Synergies. Expected synergies of $40-50MM are inclusive of elimination of external management fee due to internalization, net of expenses and exclude any potential Prop.13 tax impact and one-time expenses such as severance, office lease termination cost, etc.

Top 10 Markets. Refers to the ten markets with the greatest number of homes for each company. SWAY, the Combined Company, and SFR peers do not have the same top 10 market composition. The Combined Company’s top ten markets are Atlanta (includes Gainesville), Tampa Bay (includes Sarasota), Miami, Southern California (consists of Los Angeles, Riverside, San Diego and Ventura), Houston, Dallas, Denver (includes Greeley, Boulder and Colorado Springs), Las Vegas, Orlando (includes Daytona Beach and Winter Haven) and Phoenix.

Legal References

IN CONNECTION WITH THE PROPOSED TRANSACTIONS, SWAY HAS FILED A DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS WITH THE SEC AND MAILED THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS TO ITS SHAREHOLDERS OF RECORD. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive proxy statement and other relevant documents filed by SWAY with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by SWAY with the SEC will be available free of charge on SWAY’s website at www.starwoodwaypoint.com or by contacting SWAY Investor Relations at 510-987-8308.

SWAY and CAH and their respective trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about SWAY’s executive officers and trustees in SWAY’s definitive proxy statement filed with the SEC and additional information regarding the interests of such potential participants is included in the definitive proxy statement and other relevant documents filed with the SEC. You may obtain free copies of these documents from SWAY using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.